NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC

BNY Mellon Center

One Boston Place

201 Washington Street

Boston, MA 02108

March 31, 2023

BNY Mellon Investment Adviser, Inc.
240 Greenwich Street
New York, New York 10286

Ladies and Gentlemen:

In connection with the services provided by Newton Investment Management North America, LLC ("NIMNA") to the registered investment companies listed on Schedule 1 hereto, as such Schedule may be revised from time to time with the prior written agreement of BNY Mellon Investment Adviser, Inc. (the "Adviser") and NIMNA (collectively, the "Funds"), NIMNA desires to engage Newton Investment Management Limited ("NIMNA Agent"), an affiliate of the Adviser and NIMNA, to provide certain advisory services to NIMNA for the benefit of the Funds, including, but not limited to, portfolio management services (the "Delegated Services"). NIMNA Agent is an investment adviser regulated by the Financial Conduct Authority in the United Kingdom and registered in the United States with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended. A description of the Delegated Services is set forth on Schedule 2 hereto, as such Schedule may be revised from time to time with the prior written agreement of the Adviser and NIMNA. NIMNA provides day-to-day management of each Fund's assets pursuant to a sub-investment advisory agreement (each, a "Sub-Advisory Agreement") between the Adviser and NIMNA, with respect to the Fund, and this letter agreement supplements the Sub-Advisory Agreement.

Schedule 1 hereto also contains a list of NIMNA Agent's employees who will be primarily responsible for the day-to-day management of each Fund's portfolio (each, a "Portfolio Manager"). NIMNA or NIMNA Agent will provide an updated Schedule 1 (with additions and/or deletions as necessary) promptly upon the addition or removal of any such Portfolio Manager. For the avoidance of doubt, any change to the list of NIMNA Agent's employees who serve as a Portfolio Manager to a Fund, other than an employee who voluntarily terminates their employment with NIMNA, will require the prior written approval of the Adviser.

To the extent NIMNA engages the NIMNA Agent, no additional charges, fees or other compensation will be paid by the Funds or the Adviser for the Delegated Services and neither the Funds nor the Adviser will incur any expenses in connection with the performance of the Delegated Services as a result of such engagement.

Effective as of the date it engages the NIMNA Agent, NIMNA agrees that it shall remain liable for the acts and omissions of the NIMNA Agent to the same extent as if such acts and omissions were its own. NIMNA shall indemnify and hold harmless the Adviser and each Fund, and each of their directors, officers, employee, agents, and controlling persons (as described in Section 15 of the Securities Act of 1933 as amended) (each, an "Indemnified Party") for any and all losses, claims, damages, liabilities, expenses (including the reasonable costs of investigation and reasonable attorneys' fees and expenses as such expenses are incurred) or litigation (including reasonable legal and other expenses) (each, a "Loss") to which they may become subject as a result of NIMNA's use of, or the conduct of, the NIMNA Agent in providing the Delegated Services in respect of the Funds as if the acts and omissions of such NIMNA Agent were NIMNA's own, provided that:

1.	NIMNA shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by a Fund, a Fund's shareholders or the Adviser,

provided that nothing herein shall be deemed to protect or purport to protect NIMNA against any liability to the Adviser, a Fund or a Fund's shareholders to which it would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Delegated Services, or by reason of NIMNA Agent's reckless disregard of its obligations and duties in connection with such Delegated Services;

2.	if any third party makes a claim or notifies an intention to make a claim against an Indemnified Party which may reasonably be considered likely to give rise to a liability under this indemnity (a "Claim"), the Indemnified Party shall (a) as soon as reasonably practicable, give written notice of the Claim to NIMNA, specifying the nature of the Claim in reasonable detail, (b) give NIMNA access to any relevant accounts, documents and records within the power or control of the Indemnified Party, so as to enable NIMNA to examine them and to take copies (at NIMNA's expense) for the purpose of assessing the Claim and (c) not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of NIMNA (such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that the good faith failure so to notify NIMNA pursuant to (a) above and provide access to the relevant accounts, documents or records pursuant to (b) above will not relieve NIMNA from its indemnity obligations hereunder, except to the extent the interests of NIMNA have been prejudiced as a proximate result of a failure to provide the required notice and access to the relevant accounts, documents or records; and
3.	the Indemnified Party shall seek to mitigate any damages for which NIMNA may become responsible, including giving notice of a Loss which in timing and content is commercially reasonable under the circumstances when such notice could provide NIMNA with an opportunity to remediate the Loss.

Each Fund is expressly made a third party beneficiary of this letter agreement with rights to the same extent as if it had been a party hereto. This letter agreement shall cease to apply to a Fund upon termination of the provision of services by NIMNA to such Fund or upon termination of the Sub-Advisory Agreement with respect to the Fund.

Please sign this letter below to confirm our agreement with respect to these matters.

Very truly yours,

NEWTON INVESTMENT MANAGEMENT NORTH AMERICA, LLC

By: /s/ Michael Germano

Michael Germano

Chief Executive Officer

Accepted:

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto

James Bitetto

Secretary

SCHEDULE 1

Funds Portfolio Manager(s)

BNY Mellon Advantage Funds, Inc.

BNY Mellon Dynamic Total Return Fund

BNY Mellon Dynamic Value Fund

BNY Mellon Opportunistic Midcap Value Fund

BNY Mellon Opportunistic Small Cap Fund

BNY Mellon Technology Growth Fund

BNY Mellon Funds Trust

BNY Mellon Income Stock Fund

BNY Mellon International Equity Income Fund

BNY Mellon International Fund

BNY Mellon Mid Cap Multi-Strategy Fund

BNY Mellon Small Cap Multi-Strategy Fund

BNY Mellon Investment Funds I

BNY Mellon Diversified Emerging Markets Fund

BNY Mellon Small Cap Growth Fund

BNY Mellon Small Cap Value Fund

BNY Mellon Small/Mid Cap Growth Fund

BNY Mellon Investment Funds III

BNY Mellon Equity Income Fund

BNY Mellon Investment Funds V

BNYM Large Cap Equity Fund John R. Porter III

(October 23, 2023)

John Bailer

(October 23, 2023)

Brian C. Ferguson

(October 23, 2023)

Keith Howell

(October 23, 2023)

Karen Behr

(October 23, 2023)

Peter Goslin

(October 23, 2023)

BNY Mellon Investment Funds VI

BNY Mellon Balanced Opportunity Fund Howard Cunningham (Fixed-Income) (September 1, 2023)

Martin Chambers

(Fixed-Income) (September 1, 2023)

BNY Mellon Investment Portfolios

MidCap Stock Portfolio

Technology Growth Portfolio

BNY Mellon Large Cap Securities Fund, Inc.

BNY Mellon Opportunity Funds

BNY Mellon Natural Resources Fund

BNY Mellon Research Growth Fund, Inc.

BNY Mellon Strategic Funds, Inc.

BNY Mellon Active MidCap Fund

BNY Mellon Stock Funds

BNY Mellon International Core Equity Fund

BNY Mellon Variable Investment Fund

Growth & Income Portfolio

Opportunistic Small Cap Portfolio

Effective as of March 31, 2023, Revised as of July 25, 2023

SCHEDULE 2

Delegated Services to be Provided by NIMNA Agent

•	Portfolio management services
•	Investment research services
•	Trading services—with respect to BNY Mellon Balanced Opportunity Fund only (September 1, 2023)

Effective as of March 31, 2023, Revised as of July 25, 2023